Exhibit 99.1
360networks Corporation
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

360networks Corporation
Consolidated Statements of Income

	Year ended December 31,
	2010	2009

Revenue	$76,128,419	$67,114,601

Direct operating costs	31,225,855	28,454,938

Selling, general and administrative	26,624,095	24,592,162
Stock based compensation	514,177	1,159,751
Provision for bad debt	191,250	311,970

Depreciation and accretion	7,765,411	7,879,165

Restructuring expense	216,303	88,870

Operating income	9,591,328	4,627,745

Net gain on settlements	37,000	9,725,000

Net gain on sale or transfer of assets	23,401,172	23,126

Interest expense	(79,415)	(80,645)

Interest and dividend income	1,911,078	262,675

Other income	3,256,065	1,075,515

Income before income taxes	38,117,228	15,633,416

Provision for income taxes	531,760	77,240

Net income	$37,585,468	$15,556,176

Earnings per share
Basic	$3.63	$1.54
Diluted	$3.18	$1.34
See accompanying notes

360networks F-2

360networks Corporation
Consolidated Statements of Cash Flows

	Year ended December 31
	2010	2009
Operating activities
Net income for the period	$37,585,468	$15,556,176
Add (deduct) items to reconcile to net cash from operating activities
Stock based compensation	514,177	1,159,751
Provision for bad debts	145,896	285,612
Depreciation and accretion	7,765,411	7,879,165
Net gain on settlements	(37,000)	(9,725,000)
Net gain on sale of assets	(23,401,172)	(23,126)
Net gain on extinguishment of liabilities	(4,551,623)	—
Loss on unsecured creditor settlement	1,475,691	—
Loss on sale of investments	21,622	3,216

Changes in operating working capital items	10,803,853	(5,302,452)

Cash provided by operating activities	30,322,323	9,833,342

Investing activities
Additions to property and equipment	(23,067,713)	(9,064,413)
Purchase of investments	(11,044,905)	(8,000,000)
Proceeds from sale of investments	—	324,293
Proceeds from sale of assets	907,746	23,126
Change in restricted cash	109,275	193,225
Payments on note receivable	160,689	149,856

Cash used by investing activities	(32,934,908)	(16,373,913)

Financing activities
Payment on capital leases	(79,358)	(43,658)
Repurchase of issued and outstanding stock	(492,425)	(330,138)
Exercise of stock options	1,786	92,970

Cash used by financing activities	(569,997)	(280,826)

Net change in cash and cash equivalents	(3,182,582)	(6,821,397)
Cash and cash equivalents-beginning of period	12,404,949	19,226,346

Cash and cash equivalents-end of period	$9,222,367	$12,404,949

See accompanying notes

360networks F-3

360networks Corporation
Consolidated Balance Sheets

	Year ended December 31,
	2010	2009

ASSETS

Current assets
Cash and cash equivalents	$9,222,367	$12,404,949
Accounts receivable	4,142,024	14,269,888
Note receivable, current portion	172,305	160,689
Other	1,860,552	1,491,906

	15,397,248	28,327,432

Restricted cash	357,500	466,775
Investments	43,533,302	8,185,209
Restricted investments	14,917,186	—
Note receivable	997,634	1,169,939
Property and equipment	73,855,994	61,682,009
Intangible assets	260,817	281,655
Deferred charge	4,236,037	—

	$153,555,718	$100,113,019

LIABILITIES
Current liabilities
Accounts payable	$10,531,507	$6,210,542
Wages payable	5,177,391	3,952,322
Leases payable, current portion	35,699	43,658
Income tax payable	525,161	28,190
Other accrued liabilities	17,176,009	22,251,707
Deferred revenue, current portion	3,279,361	2,935,786

	36,725,128	35,422,205

Deferred revenue	35,873,832	36,365,739
Other long-term liabilities	288,951	3,657,680

	72,887,911	75,445,624

STOCKHOLDERS’ EQUITY
Capital stock	75,709,898	75,708,112
Other capital accounts	45,865,178	27,452,020
Retained deficit	(40,907,269)	(78,492,737)

	80,667,807	24,667,395

	$153,555,718	$100,113,019

See accompanying notes

360networks F-4

360networks Corporation
Consolidated Changes in Stockholders’ Equity

	Common Shares		Other Capital Accounts
				Accumulated
				other
	Number of		Additional paid in	comprehensive
	shares	Amount	Capital	income	Retained Deficit	Total
Balance, December 31, 2008	10,661,730	$75,636,404	$25,144,980	$1,555,405	$(94,048,913)	$8,287,876
Share options exercised	39,836	92,970				92,970
Repurchase of issued and outstanding common stock	(21,680)	(21,262)	(308,876)			(330,138)
Issuance of restricted stock	237,500		225,058
Amortization of deferred stock based compensation			407,488			1,159,751
Other stock based compensation			527,205
Comprehensive income
Net income for the 12 months ended December 31, 2009					15,556,176	15,556,176
Other comprehensive income

Unrealized loss on available-for-sale equity securities				(167,387)		(167,387)
Foreign currency translation				68,147		68,147

Total comprehensive income						15,556,176

Balance, December 31, 2009	10,917,386	75,708,112	25,995,855	1,456,165	(78,492,737)	$24,667,395

Share options exercised	3,207	1,786				1,786
Repurchase of vested stock options	—	—	(492,425)			(492,425)
Issuance of restricted stock	104,283
Amortization of deferred stock based compensation			514,177			514,177
Comprehensive income
Net income for the 12 months ended December 31, 2010					37,585,468	37,585,468
Other comprehensive income
Reclassification of realized gain on available-for-sale securities				105,147		105,147
Unrealized gain on available-for-sale equity securities				15,525,867		15,525,867
Foreign currency translation				2,760,392		2,760,392

Total comprehensive income						55,976,874

Balance, December 31, 2010	11,024,876	$75,709,898	$26,017,607	$19,847,571	$(40,907,269)	$80,667,807

See accompanying notes

360networks F-5

360networks Corporation
Notes to Consolidated Financial Statements
1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The Company
360networks Corporation and its subsidiaries (the Company) provide fiber optic network communications products and related services to both telecommunication carriers and commercial enterprises. The Company provides these services primarily in the western United States and prior to November 19, 2004, in Canada.
In June 2001, the Company’s former parent company, 360networks, Inc., and certain of its subsidiaries voluntarily filed for creditors protection under the Companies’ Creditors Arrangement Act (Canada) (CCAA) in the Supreme Court of British Columbia, Canada, or under Chapter 11 of the U.S. Bankruptcy Code. In November 2002, the Company and certain of its subsidiaries successfully completed their financial restructuring in Canada and the United States and emerged from creditor protection.
As of November 12, 2002, the Company adopted fresh-start reporting pursuant to the guidance provided by the American Institute of Certified Public Accountants. In connection with the adoption of fresh-start reporting, a new entity was created for financial reporting purposes. The effective date of the Company’s emergence from bankruptcy protection is considered to be the close of business on November 11, 2002, for financial reporting purposes.
Basis of presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) and include the accounts of the Company and its wholly-owned subsidiaries. These consolidated financial statements also include all adjustments that, in the opinion of management, are necessary to present fairly the Company’s financial position at December 31, 2010 and 2009, and its results of operations and cash flows for the years ended December 31, 2010 and 2009. All significant inter-company transactions and balances have been eliminated on consolidation.
Use of estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses for the periods reported. Actual results could differ from those estimates.
Examples of significant estimates and assumptions are the estimated useful lives of assets, the recoverability of tangible assets, the composition of deferred income tax assets and deferred income tax liabilities, the accruals for payroll and other employee-related liabilities, the accruals for restructuring and workforce reduction costs, the fair values applicable to asset retirement obligations and the fair values used to allocate the acquisition costs applicable to the assets and liabilities acquired.

360networks F-6

360networks Corporation
Notes to Consolidated Financial Statements
Cash and cash equivalents
Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest bearing securities with terms at the date of purchase of three months or less, which are generally held to maturity.
Accounts receivable
Accounts receivable are stated at the amount management expects to collect on outstanding balances. Receivables from customers are due 30 days after issuance of the invoice. Delinquent accounts are charged to the receivable provision when it is determined that the account will not be collected and the account is sent to collection. The final determination of the account’s status is made at a minimum of 45 days past due. Management provides for probable uncollectible amounts through a provision for bad debts and an allowance for doubtful accounts based on its assessment of the current status of the accounts.
Restricted cash
Restricted cash represents cash applicable to letters of credit, cash held in escrow, and other deposits.
Investments
The Company’s policy for investment securities is as follows:
Securities available for sale: Securities not classified as held to maturity or trading are classified as available for sale. Available for sale securities are stated at fair value, with any unrealized gains and losses reported as a separate component of stockholders’ equity.
Trading securities: Trading securities consist of debt and equity securities that are bought and held principally for the purpose of selling in the near term and are reported at fair value, with unrealized gains and losses included in earnings. The Company did not hold any trading securities during 2010 or 2009.
Securities held to maturity: Debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity. Held to maturity securities are stated at amortized cost. The Company did not hold any held to maturity securities during 2010 or 2009.
Property and equipment
Fiber optic network assets constructed for the Company’s own use are recorded at cost, which includes direct expenditures on materials and labor and an allocation of indirect costs and interest. Acquired network assets, including the use of dark fiber and conduit under indefeasible rights of use (IRU), are recorded at cost. Other property and equipment is recorded at cost.
Property and equipment are depreciated using the following rates and methods:
•	Fiber optic network assets — straight-line basis ranging from 20 to 25 years.
•	Operating equipment — straight-line basis ranging from 2 to 10 years.
•	Buildings — straight-line basis ranging from 15 to 20 years.
•	Leasehold improvements — straight-line basis over the term of the lease.
Network assets under construction and land are not subject to depreciation.

360networks F-7

360networks Corporation
Notes to Consolidated Financial Statements
Fiber optic network assets include rights of way, conduit, fiber, shelters, and point of presence racks. Operating equipment includes network equipment, other equipment necessary to operate the network, and furniture, fixtures and office equipment. Repairs and maintenance costs are charged to operations when incurred.
The Company’s policy is to depreciate and amortize its long-lived assets over their remaining useful lives and to write down such assets if the net carrying value is not recoverable from future cash flows. The assessment as to whether a write down is required is based on the Company’s estimates of future cash flows and the Company’s assumptions about the use of the assets. When the Company determines the carrying value is not recoverable, the assets are written down to their estimated fair value.
Intangible assets
As-built drawings are being amortized on a straight-line basis over 20 years. This amortization period is based on the expected life of the intangible asset.
The Company reviews the carrying amount of intangible assets annually for impairment. The determination of impairments is based on a comparison of undiscounted estimated future cash flows anticipated to be generated during the remaining life of the asset to the net carrying value of the asset. If impairment is determined, the intangible asset is written down to estimated fair value.
Asset retirement obligations
The Company recognizes a liability for asset retirement obligations in the period in which the obligation is incurred if a reasonable estimate of fair value can be made. The associated retirement costs are capitalized as part of the carrying value of the long-lived assets and amortized over the period of the useful life of the asset. The obligation is increased annually by accretion that is charged to the statement of operations and reduced to reflect assets that have been disposed of during the year.
Revenue recognition — network and communication services
Network services revenue primarily includes revenue from network capacity leased to others and related network and maintenance services. Revenue from communication services is derived from private line, data and local telecommunication services. Revenues from these services are recognized based either on customer usage as measured by the Company’s switches or by contractual agreements.

360networks F-8

360networks Corporation
Notes to Consolidated Financial Statements
Revenues are recognized monthly as services are provided. Advance payments on maintenance contracts are included in deferred revenue.
Certain IRUs of dark fiber and other assets are accounted for as operating leases or service arrangements depending on the whether the customer has the exclusive right to use the assets. Revenue is recognized on both operating leases and service arrangements on a straight-line basis over the term of the contract. The Company also leases facilities to customers for placement of equipment. Revenues on these facilities are recognized on a straight-line basis over the term of the lease arrangement. Payments received in advance of revenue recognition are included in deferred revenue.
Under dark fiber and capacity contracts, the Company is required to operate and maintain the network in accordance with industry standards. Under these contracts, customers are charged for certain operating and maintenance fees for the term of each contract. This revenue is recognized over the life of the contract. These contracts require the Company to provide certain service level commitments. If the Company does not meet the required service levels, it may be obligated to provide credits, usually in the form of free service for a short period of time. Services provided under these credits are not included in revenue.
Revenue recognition — infrastructure
Infrastructure revenue includes revenue from construction, operations and maintenance contracts, and sales or leases of dark fiber and related assets when the customer retains title of the assets after the transaction is complete. Advances received on contracts in excess of billings are reflected as deferred revenue. The Company does not recognize any revenue on joint-build construction projects where the Company and the counterparty share in the risks and rewards of the project. Cash received applicable to joint-build construction projects is recorded as a recovery of the construction costs incurred by the Company. Construction related revenue was not material during 2010 and 2009.
Sales of dark fiber and/or conduit and grants of IRU where the customer obtains title to specific assets are accounted for as a sale when acceptance has occurred, title has passed to the customer, collection is reasonably assured, and the Company has no continuing involvement with the assets, other than providing operating and maintenance services for a fee. When there is a continuing involvement with the assets, the transaction is accounted for as a service arrangement and the revenue is recognized over the expected life of the assets unless the contracted term is shorter. Advances received on such contracts are reflected as deferred revenue.
Accounting practices and guidance with respect to IRU revenue recognition has evolved over the years. Any future changes in the accounting treatment may affect the current recognition of revenues and related costs.

360networks F-9

360networks Corporation
Notes to Consolidated Financial Statements
Gains and losses on settlements, terminations or modifications of contracts
The Company recognizes a gain on a termination of a contract when the customer or supplier and the Company have reached a settlement/termination agreement, the Company has received the consideration required under the settlement/termination agreement or the Company is no longer obligated to provide additional products or services to the counterparty under the original agreement. Gains on settlement and/or termination of contracts are recognized as nonoperating income.
The Company recognizes a loss on a termination of a contract when it is probable that the customer or supplier and the Company will reach an agreement and the amount of the loss can be reasonably estimated. Subsequent adjustments may be made when the Company has entered into a contract termination or settlement agreement. In general, these transactions are entered into in order to reduce costs in future periods. These losses are accounted for as losses on settlements.
Transactions that are generally of an ongoing operating nature are not accounted for as losses on settlements. Examples of such transactions are:
•	Settlements applicable to the granting of current price adjustments, concession and/or rebates under the original revenue contract are accounted for as a reduction of revenue.
•
Assets returned by customers to whom they were originally sold to or constructed for are accounted for as a reduction in revenue and an increase in assets at the lower of cost or fair value at the date the assets are returned.

•	Cost incurred in situations where the Company is obligated to provide additional product and services for no further consideration are accounted for as operating costs.
•	Uncollectable customer receivables when a customer has entered creditor protection or similar financial restructuring proceedings are accounted for as a bad debt expense.
Operating costs
Costs applicable to network infrastructure sales and sales-type leases, particularly dark fiber and conduit, consist of direct costs such as the conduit, fiber optic cable, construction of regeneration facilities, labor and an allocation of indirect costs such as rights-of-way, site restoration, equipment costs, insurance and interest charges. These costs are allocated proportionately to individual fiber strands based on the number of fiber strands installed on a particular route.
Operating costs applicable to providing network services include only the direct costs of operating, provisioning and maintaining the network. These costs also include lease costs, rights-of-way costs, access charges, and other third party circuit costs directly attributable to the network.

360networks F-10

360networks Corporation
Notes to Consolidated Financial Statements
Nonmonetary exchange transactions
The Company is a party to nonmonetary exchange transactions when the Company sells fiber assets, IRUs, capacity, or services or enters into operating leases with a counter party from which the Company receives assets or services in order to complete and complement its network. The Company accounts for such exchanges of telecommunications capacity irrespective of the form of the transaction based on the fair value of the assets given up. When these exchanges result in the Company paying net monetary consideration, such consideration is recorded as an additional cost of the fiber assets. When these exchanges result in the Company receiving net monetary consideration that is significant, the monetary portion is recognized as revenue, and the related cost of the assets disposed of is recorded as cost of sales.
Stock based compensation
The Company accounts for its stock based compensation using the fair value method. The Company recognizes an expense over the term of each vesting period.
Foreign currency translation and transactions
Transactions in currencies other than the U.S. dollar are recorded at the exchange rate at the transaction date. Changes in exchange rates applicable to foreign currency denominated assets and liabilities result in gains and losses, which are included in the statement of operations.
Assets and liabilities of the Company’s subsidiaries and operations that have a functional currency other than the U.S. dollar are translated into U.S. dollars at the year end exchange rate. Revenues and expenses for these businesses are translated at average exchange rates effective during the year. Gains and losses resulting from foreign currency translations are included in other capital. Although the Company no longer has foreign operations, it maintains bank accounts, holds investments, and incurs professional service costs that result in translation adjustments.
Income taxes
Income taxes are accounted for using the liability method, which requires the recognition of taxes payable or refundable for the current period and deferred tax liabilities and assets for future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance, where, based on available evidence, the probability of realization of the deferred tax asset does not meet a more likely than not criterion.
The Company records uncertain tax positions if the outcome was considered probable and could reasonably be estimated. As of December 31, 2010 and 2009, the Company had no accrued amounts related to uncertain tax positions.

360networks F-11

360networks Corporation
Notes to Consolidated Financial Statements
Earnings per share
Basic earnings per share is computed using the weighted-average number of shares outstanding during each period. Diluted earnings per share is computed by using the treasury stock method to include the dilutive effect of common stock that would be issued assuming the exercise of outstanding stock options, stock based compensation awards, warrants and other dilutive securities, unless the result would be antidilutive. The treasury stock method assumes that proceeds from in-the-money stock options are used to repurchase outstanding common shares.
Accumulated other comprehensive income
Accumulated other comprehensive income consists of net income, foreign currency translation adjustments and unrealized gains and losses arising from available for sale equity securities as follows:

	2010	2009
Foreign currency translation adjustment	4,321,704	1,561,312
Unrealized gains (losses) from available for sale securities	15,525,867	(105,147)

	19,847,571	1,456,165

Net gain on transfer of assets
During 2010, the Company entered into a transaction with Trilogy Energy Trust (Trilogy) wherein the Company received shares of Trilogy in exchange for restructuring 360’s wholly-owned subsidiary, 360networks (CDN fiber) ltd. This transaction is described in detail in note 5 (a) and resulted in a nonoperating gain of $23,450,076 being recorded in the consolidated statement of income.
Subsequent events:
Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are available to be issued. Note 16 provides disclosure of certain subsequent events that did not result in recognition in the financial statements.
The Company has evaluated subsequent events through July 13, 2011, which is the date the financial statements are available to be issued.

360networks F-12

360networks Corporation
Notes to Consolidated Financial Statements
2 RESTRUCTURING LIABILITIES
The Company has liabilities related primarily to operating lease commitments that do not provide economic benefit to the Company and have not been terminated. The Company continues to incur costs in the form of monthly payments. A liability is recognized and measured at fair value in the year the lease ceases to be used in operations. The initial recognition of the liability and subsequent adjustment to the fair value of the lease obligation are charged to restructuring expense. The detail of the Company’s restructuring liability accruals are:

	Year ended December 31,
	2010	2009

Balance beginning of period	$3,284,706	$3,977,012
Accrual for total anticipated restructuring expenses	216,304	88,870
Less payments and settlements completed in the year	(670,951)	(781,176)

Balance end of period	$2,830,059	$3,284,706

3 SETTLEMENTS
The Company reached a settlement agreement in December 2009 on its bankruptcy claim against Asia Global Crossing for $11,750,000. Historically, this claim had been reviewed annually for impairment and due to the uncertain outcome of the claim and adverse rulings in similar cases the carrying value of the asset had been written down to $2,000,000 in 2008.
The Company recorded income from this claim settlement of $9,725,000 and recorded a receivable of $11,750,000 in 2009. This receivable was paid in full in February 2010.

360networks F-13

360networks Corporation
Notes to Consolidated Financial Statements
4 ASSET RETIREMENT OBLIGATIONS
The Company has asset retirement obligations related to certain fiber, conduit and other facilities that are primarily included in fiber optic network assets. Under certain rights-of-way arrangements, the Company is required to remove the fiber and conduit upon termination of the arrangement. Other rights-of-way arrangements permit the Company to abandon its underground assets upon termination of the arrangement if permission is obtained from the counter party to the arrangement. In addition, under certain lease agreements for facilities, the Company is required to remove equipment and other assets and restore the leased property to its original condition. Management determined no additional obligations arose in 2010 and 2009 related to plant additions.
Management reviews the assumptions that create the asset retirement obligation estimate on an annual basis for reasonableness and applicability. Based upon prevailing industry practice and knowledge, the Company reduced their estimate regarding the future probability in 2010 to remove equipment, fiber and other assets upon termination of leases and right-of-ways.
The Company has estimated the fair value of asset retirement obligations on expected future cash outlays and an imputed interest rate from 11.00% to 13.10%.
These obligations are not secured by any assets of the Company.

	Year ended December 31,
	2010	2009

Balance beginning of period	$3,594,196	$3,191,400
Changes due to:

Accretion and other adjustments	(3,333,029)	402,796

Balance end of period	$261,167	$3,594,196

360networks F-14

360networks Corporation
Notes to Consolidated Financial Statements
5 STATEMENT OF OPERATIONS COMPONENTS

	Year ended December 31,
	2010	2009

Revenue
Network and communication services	$62,160,754	$53,655,717

Infrastructure	13,967,665	13,458,884

	$76,128,419	$67,114,601

Operating costs
(excluding depreciation)
Network services	$31,136,128	$28,351,172

Infrastructure	89,727	103,766

	$31,225,855	$28,454,938

Depreciation, accretion and restructuring expense
Depreciation and accretion	$7,765,411	$7,879,165

Restructuring expense	249,607	377,345

	$8,015,018	$8,256,510

Net gain on settlements
Proceeds
Receivables settlements award	$37,000	$11,750,000
Disposals

Accrued liabilities incurred	—	(25,000)
Property, plant, and equipment	—	(2,000,000)

	$37,000	$9,725,000

Net gain (loss) on sale of assets
Proceeds (a)	$23,646,230	$23,126

Carrying value	(245,058)	—

	$23,401,172	$23,126

Other income (expense)
Accrual releases (b)	$4,551,623	$1,016,988
Realized gains	—	15,393

Other (c)	(1,295,558)	43,134

	$3,256,065	$1,075,515

360networks F-15

360networks Corporation
Notes to Consolidated Financial Statements
(a) During the respective periods, the Company sold certain investment securities and surplus assets that were either held for sale or were no longer in service.
On February 5, 2010, 360networks (fiber holdco) ltd. completed the restructure of 360networks (CDN fiber) ltd., a Canadian Limited Liability Corporation. The restructure involved an exchange of 100% of the shares of 360networks (CDN fiber) ltd. with outstanding stock of Trilogy Energy Trust (Trilogy), a publicly traded energy trust based in Canada not previously affiliated with 360networks. The provisions of the transaction include 360networks receiving 4,165,653 shares of the new entity (Trilogy) and holdback of 2,185,884 shares of Trilogy stock as a contingency for possible changes in the value of the 360networks (CDN fiber) ltd stock occuring after 2010. The remaining 1,979,769 shares were released during 2010 and have been recognized as income in the statement of operations.
The value of the 360networks (CDN fiber) ltd stock to Trilogy was attributed to approximately $730 million of tax loss pools that could be available to offset future Trilogy income under applicable Canadian tax law. The net value of the Trilogy shares at the date of the transaction was $30,081,390. Given the complex and contingent nature of the transition, 360networks has estimated that $22,493,426 of the Trilogy stock proceeds is recognizable in 2010 based on management’s estimate of fulfillment of the conditions outlined the final arrangement agreement. The remaining value of the Trilogy shares will be recognized in the statement of operations in the years after 2012 when provisions of the arrangement agreement requiring the holdback have been met.
(b) Historically, the Company has recognized disputed and/or estimated liabilities, and as updated information becomes available the Company adjusts their accruals. These accruals were evaluated and reduced during 2010 and 2009.
(c) During 2010, the Company has recognized nonoperating expenses due to the payment of unsecured creditor claims allowed under the First Amended Joint Plan of Reorganization (the Plan) filed by 360networks (USA) inc. and certain affiliates (Debtors), in November 2002.

360networks F-16

360networks Corporation
Notes to Consolidated Financial Statements
6 EARNINGS PER SHARE
For the years ended December 31, 2010, and December 31, 2009, the weighted average number of common shares includes 365,545 reserved shares that were not yet issued.
At December 31, 2010, and December 31, 2009, certain outstanding stock options were dilutive. For the years ended December 31, 2010 and December 31, 2009, the weighted-average number of common shares has been adjusted for dilutive outstanding stock options and unvested stock issued to employees.

	Year ended December 31,
	2010	2009

Basic earnings per share
Net income for the period	$37,585,468	$15,556,176

Weighted average number of common shares	10,351,336	10,124,030

Basic earnings per common share	$3.63	$1.54

Diluted earnings per share
Net income for the period	$37,585,468	$15,556,176

Weighted average number of common shares	11,817,099	11,649,104

Diluted earnings per common share	$3.18	$1.34

360networks F-17

360networks Corporation
Notes to Consolidated Financial Statements
7 SUPPLEMENTAL CASH FLOW INFORMATION

	Year ended December 31,
	2010	2009

Changes in operating working capital items
Accounts receivable	$10,048,120	$(2,017,932)
Prepaid expenses and other assets	(368,646)	(243,845)
Accounts payable and other accrued liabilities	775,742	(2,303,446)
Income taxes payable	496,970	160,085
Deferred revenue	(148,333)	(897,314)

	$10,803,853	$(5,302,452)

Cash paid for income taxes	$552,712	$48,112
Cash paid for interest	79,415	80,645

Noncash investing activities

Changes in unrealized gain (loss) on securities available for sale	$15,631,015	$(167,387)
Change in unrealized foreign currency translation	2,760,392	68,147
Reduction in fixed assets due to changes in ARO assumptions	(1,863,746)	—
Reconciliation of activities from Trilogy stock exchange:
Value of shares received	32,703,742	—
Valuation allowance	(7,587,963)	—
Closing costs	(2,622,352)	—
Proceeds from sale of fiber	1,200,000	—
Net book value of fiber	(243,351)	—

Net gain	23,450,076	—

360networks F-18

360networks Corporation
Notes to Consolidated Financial Statements
8 BALANCE SHEET COMPONENTS

	December 31,	December 31,
	2010	2009

Accounts receivable
Trade	$4,937,056	$3,982,403
Other	847,111	11,726,380
Allowance for doubtful accounts	(1,642,143)	(1,438,895)

	$4,142,024	$14,269,888

Restricted cash
Deposits	$357,500	$466,775

	$357,500	$466,775

Note receivable
Note receivable (a)	$1,169,939	$1,330,628
Less current portion	(172,305)	(160,689)

	$997,634	$1,169,939

Investments
Securities available for sale (b)	$43,533,302	$8,185,209
Securities Available for sale-restricted (b)	14,917,186	—

	$58,450,488	$8,185,209

Property and equipment
Fiber optic network assets (c)
Assets in service	$77,756,487	$58,716,223
Assets under lease to customers (d)	14,903,027	14,903,027
Assets not in service (e)	—	409,603
Land building and leasehold improvements	7,147,656	6,057,488
Equipment	8,840,663	10,282,345
Network assets under construction	7,840,134	5,107,023

	116,487,967	95,475,709
Less: accumulated depreciation (f)	(42,631,973)	(33,793,700)

Property and equipment — net	$73,855,994	$61,682,009

Intangible assets
Trademark	$11,754	$13,433
As-built drawing	249,063	268,222

	$260,817	$281,655

Deferred charge
Deferred charge-net (g)	$4,236,037	$—

	$4,236,037	$—

360networks F-19

360networks Corporation
Notes to Consolidated Financial Statements

	December 31,	December 31,
	2010	2009

Accounts payable
Accounts payable
Trade	$7,041,327	$3,399,988
Other	3,490,180	2,810,554

	$10,531,507	$6,210,542

Other accrued liabilities
Property and capital taxes	$697,325	$1,562,801
Restructuring	2,830,059	3,284,706
Pre-petition (h)	173,376	1,588,731
Rights of way and other (i)	13,475,249	15,815,469

	$17,176,009	$22,251,707

Deferred revenue
Deferred revenue (j)	$39,153,193	$39,301,525
Less current portion	(3,279,361)	(2,935,786)

	$35,873,832	$36,365,739

Other long-term liabilities
Long term lease obligation	$27,785	$63,484
Asset retirement obligations	261,166	3,594,196

	$288,951	$3,657,680

(a)
On September 7, 2006 the Company entered into a 20 year IRU agreement and related note receivable to lease four fibers from Seattle, Washington to Klamath Falls, Oregon and 6 fibers from Merrill, Oregon to Klamath Falls, Oregon. The IRU fee was $1,785,000 and the term of the IRU ends May 31, 2026. The IRU fee is payable in 120 consecutive months over 10 years with an annual interest rate of 7%.

(b)
Investment in securities available for sale includes the fair value of the Trilogy stock retained by the Company pursuant to the February 5, 2010, transaction discussed in Note 5 (a). Investment in securities available for sale — restricted, represents the value of the Trilogy stock held in escrow pursuant to the provisions of the arrangement agreement.

(c)
Certain of the Company’s network assets leased from third parties are capitalized and included in fiber optic network assets. The carrying amount of such assets at December 31, 2010, is $1,269,962, net of accumulated depreciation of $637,195 (December 31, 2009 - $1,365,320, net of accumulated depreciation of $541,837).

(d)
Certain of the Company’s network assets are leased to other parties under operating leases. At December 31, 2010, the carrying amount of such assets included in fiber optic network assets is $9,244,855, net of accumulated depreciation of $5,546,527 (December 31, 2009 — $10,116,654, net of accumulated depreciation of $4,786,373).

360networks F-20

360networks Corporation
Notes to Consolidated Financial Statements

(e)
Fiber optic network assets not in service represent network assets that the Company owns or holds under capital leases that are not currently utilized in providing network services. These assets are classified as held for sale and not depreciated at the same rates as assets in service.

(f)	Depreciation expense for the year ended December 31, 2010, was $9,050,821 (for the year ended December 2009 — $7,099,024).

(g)
The deferred charge represents the increase in the fair market value of the restricted Trilogy stock that was not recognized in the statement of operations when the Trilogy transaction was finalized during 2010.

(h)	Pre-petition liabilities are comprised of accrued expenses and settlements that occurred prior to bankruptcy that were not dismissed by the court.

(i)	The Company has elected to defer nonoperating income recognition on a portion of the preference recoveries due to litigation uncertainty regarding the final settlement amount. See Note 15.

(j)	The deferred revenue will be recognized in varying amounts between one and twenty years and is based on the contractual terms of each agreement.

360networks F-21

360networks Corporation
Notes to Consolidated Financial Statements
9 INCOME TAXES
The components of income before income taxes are:

	Year ended December 31,
	2010	2009

United States	$16,238,895	$7,500,714
Canada	21,878,333	8,132,702

	$38,117,228	$15,633,416

The components of the expense for current income taxes are:

	Year ended December 31,
	2010	2009

United States	$40,618	$77,240
Canada	491,142	—

	$531,760	$77,240

The components of the provision for deferred income taxes are:

Year ended December 31,
	2010	2009

United States	$—	$—
Canada	—	—

	$—	$—

360networks F-22

360networks Corporation
Notes to Consolidated Financial Statements
The provision for income taxes differs from the amount computed by applying the statutory income tax rate to net income (loss) before taxes due to nondeductible items, foreign tax rate differences, and the effect of the valuation allowance.
Significant components of the Company’s deferred tax asset and liability are estimated below.

	Year ended December 31,
	2010	2009

Current
Deferred tax assets
Expenses not deducted for tax in current year	$1,250,924	$1,332,540
Capital loss carryforward	3,205,313
Valuation allowance	(1,250,924)	(1,332,540)

	3,205,313	—

Deferred tax liabilities
Investment basis difference	(3,205,313)	(1,332,540)

Total current	$—	$—

Long-term
Deferred tax assets
Tax loss carry forwards	185,527,606	182,577,159
Property and equipment	94,535,613	271,899,229
Capital loss carry forwards	21,083,253	4,829,412
Deferred revenue	15,598,463	36,284,123
Suspended capital losses	72,879,576	113,085,044
Investments and other	241,869	475,632
Valuation allowance	(356,517,685)	(609,150,599)

	33,348,695	—

Deferred tax liabilities		—
Intercompany debt basis	(33,348,695)	—

Total long-term	$—	$—

360networks F-23

360networks Corporation
Notes to Consolidated Financial Statements
At December 31, 2010, the Company has operating loss carryforwards applicable to Canada and the United States available to reduce taxable income of $466,724,807 that expire as follows:

Year ended December 31,	2011	2012	2013	2014	2015	Thereafter

Canada	$—	$—	$—	$2,818,253	$—	$7,288,854
United States	$—	$—	$—	$—	$—	$456,617,700
Of the $456,617,700 of U.S. loss carry forwards beyond 2014, $228,000,000 is subject to certain restrictions.
Due to uncertainty regarding the ability to utilize the deferred tax assets, a full valuation allowance has been provided against the Company’s net deferred tax assets in the financial statements.
As a result of the adopting fresh start reporting, any reversal in future periods of the valuation allowances established upon emergence will be first applied to reduce the carrying amount of intangible assets and secondly as an adjustment to shareholders’ equity.
10 401(k) RETIREMENT AND SAVINGS PLAN
The Company sponsors a qualified 401(k) plan covering all employees who have reached 21 years of age and two or more months of service. The 401(k) plan provides for discretionary employer contributions and a mandatory matching of 50% of employees’ contributions limited to 6% of basic annual compensation. Participants’ interest become fully vested after three years and may be withdrawn upon termination or upon attaining age 65, whichever occurs first. The Company’s matching and discretionary contributions totaled $341,971 and $309,982 for the years ended December 31, 2010 and 2009, respectively.

360networks F-24

360networks Corporation
Notes to Consolidated Financial Statements
11 CAPITAL STOCK
The Company is authorized to issue an unlimited number of common voting shares and an unlimited number of preferred nonvoting shares, issuable in series.
The Company issued 3,207 and 39,836 common shares upon the exercise of stock options in 2010 and 2009 respectively. In 2010, the Company issued 104,283 (237,500 in 2009) restricted common shares for distribution to certain employees.
During 2009, the Company purchased and cancelled 21,680 issued and outstanding common shares at a price of $8.20.

	Issued and
Common Shares	outstanding	Reserved	Total
Balance December 31, 2008	10,296,185	365,545	10,661,730

Shares repurchased	(21,680)	—	(21,680)
Restricted shares issued to certain employees	237,500	—	237,500
Shares issued upon exercise of stock options	39,836	—	39,836

Balance December 31, 2009	10,551,841	365,545	10,917,386

Restricted shares issued to certain employees	104,283		104,283
Shares issued upon exercise of stock options	3,207		3,207

Balance December 31, 2010	10,659,331	365,545	11,024,876

360networks F-25

360networks Corporation
Notes to Consolidated Financial Statements
12 STOCK BASED COMPENSATION
The Company has a Long-Term Incentive and Share Award Plan that permits the grant of share based awards including stock options, share appreciation rights, restricted shares, performance shares, performance units, dividend equivalents and other share based awards to employees and directors. At December 31, 2008, 393,458 common shares were reserved for awards under the plan. The Company elected to issue restricted shares in lieu of stock options in 2010 and 2009. Stock awards and stock options that have been granted vest over a period of two to four years and have terms ranging from eight to ten years.
Stock options
During 2010, 3,625 of these options were forfeited (2009 — 17,500 options) resulting in a reduction in stock-based compensation expense that was immaterial.

360networks F-26

360networks Corporation
Notes to Consolidated Financial Statements
The following table summarizes stock option activity for the years ended December 31, 2010 and December 31, 2009.

				Weighted
				average
		Weighted	Weighted	minimum		Weighed
	Number of	average	average	value of	Number of	average
	options	remaining	exercise	options	options	exercise
	outstanding	option life	price	granted	exercisable	price
Balance December 31, 2008	2,324,546	7.2	$4.18	$0.92	1,623,718	$3.12

Option granted	—		$0.00
Options forfeited	(17,500)		$7.36
Options purchased	(37,885)		$3.84
Options exercised	(39,836)		$2.33

Balance December 31, 2009	2,229,325	6.2	$4.19	$0.88	1,884,701	$3.64

Option granted	—		$0.00
Options forfeited	(3,625)		$3.02
Options purchased	(84,547)		$5.82
Options exercised	(3,207)		$0.56

Balance December 31, 2010	2,137,944	5.2	$4.22	$0.86	2,014,345	$3.99
The following tables summarize information about stock options outstanding at December 31, 2010.

	Options Outstanding			Exercisable Options
		Weighted-			Weighted-
	Number	Average	Weighted-	Number	Average	Weighted-
	Outstanding	Remaining	Average	Exercisable	Remaining	Average
	at End of	Contractual	Exercise	at End of	Contractual	Exercise
	Year	Life	Price	Year	Life	Price
Option exercise price
$1.04	479,810	3.5	$1.04	479,810	3.5	$1.04
$3.00	513,009	4.5	$3.00	513,759	4.5	$3.00
$3.75	472,150	5.5	$3.75	472,150	5.5	$3.75
$7.50	449,475	6.5	$7.50	399,564	6.5	$7.50
$8.20	223,500	7.5	$8.20	149,063	7.5	$8.20

Outstanding at end of year	2,137,944	5.2	$4.22	2,014,346	5.1	$3.99

360networks F-27

360networks Corporation
Notes to Consolidated Financial Statements

	Exercise	Contractual
	Price	Term (Yrs)	Intrinsic Value (1)

Weighted average options outstanding at December 31, 2010	$4.22	5.23	$11,298,114
Weighted average options exercisable at December 31, 2010	3.99	5.11	11,106,399
Options exercised in 2010			(3,207)
Options exercised in 2009			(39,836)

(1)	Market value of options assuming they were vested and exercised as of December 31, 2010.
The following table summarizes the Company’s unvested stock option activity with respect to the years ended December 31, 2010 and 2009:

		Weighted-Average
	Shares	Grant-Date Fair Value
Unvested at December 31, 2008	701,028	1.51
Vested	(337,932)	1.38
Forfeited	(17,500)	1.71

Unvested at December 31, 2009	345,596	$1.38

Vested	(217,623)	1.69
Forfeited	(3,625)	0.33

Unvested at December 31, 2010	124,348	$1.69

Options for 99,403 shares granted from 2007 to 2008 will vest during 2011.
Restricted Shares
During 2010, the Company issued 104,283 (2009-237,500) restricted shares under the terms of the Long-Term Incentive and Share Award Plan. The following tables summarize information about the restricted shares outstanding at December 31, 2010.

			Remaining
	Number of shares	Shares subject to	vesting
Shares issued subject to vesting	outstanding	vesting	period
Balance December 31, 2008	120,250	115,875	3.4
Shares issued during the year	237,500	237,500
Shares vested during the year		(30,063)
Balance December 31, 2009	357,250	322,813	3.1
Shares issued during the year	104,283	104,283
Shares vested during the year		(115,946)
Balance December 31, 20010	461,533	311,150	2.6

360networks F-28

360networks Corporation
Notes to Consolidated Financial Statements
Stock based compensation expense
The deferred stock-based compensation amortization and charge to income applicable to both stock options and other stock awards for the year ended December 31, 2010, was $514,177 (for the year ended December 31, 2009 — $1,159,751). The stock based compensation expense for 2010 was comprised of the following: stock options-$196,156; restricted stock-$318,021.
The following table summarizes stock based compensation expense to be recognized in each of the following years related to unvested options:

Year ended December 31,	2011	2012	2013	2014	Total

Stock based compensation expense	$1,742,846	$775,539	$238,542	$36,620	$2,973,547
Stock-based compensation costs are based on the estimated fair value of grants calculated as of the grant date using the Black-Scholes option-pricing model. The fair value of the grants is amortized as compensation expense on a straight-line basis over the vesting period of the options. Compensation expense recognized is shown in the operating activities section of the statement of cash flows.
The value of the outstanding stock options and restricted shares was estimated using the Black-Scholes option-pricing model assuming no dividend yield and the following weighted average assumptions for options granted in 2010: expected volatility in 2010 of 27.00%, risk free interest rate in 2010 of 2.94%, expected life — 4 years (2009:expected volatility of 28.01%; risk free interest rate of 2.59%; expected life of fouryears).
Calculation of the expected volatility used in the Black-Scholes model is based on the volatility of the Dow Jones Telecom Index. The expected term for use in the model was calculated based in part on an analysis of historical exercises of stock options. The Company based the estimated risk-free rate on the U.S. treasury yield curve in effect at the time of grant. The Company has not paid nor does it currently have any plans to pay cash dividends, thus a 0% dividend yield has been assumed for the model.
The Company estimates potential forfeitures of stock options and adjusts compensation accordingly. The Company has a limited number of option holders and historically low employee turnover with no anticipated changes. Therefore, the best estimate of forfeitures is zero and will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ from such estimates. Changes in the estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will likely impact the amount of stock compensation to be recognized in future periods.
It should be noted that the Black-Scholes model is only one of the methods available for estimating the value of stock options and the Company’s use of the model should not be interpreted as a prediction as to the actual value that may be realized on the exercise of options. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the Company’s common stock over the option exercise price at the time of exercise.

360networks F-29

360networks Corporation
Notes to Consolidated Financial Statements
13 INVESTMENTS IN DEBT AND MARKETABLE SECURITIES
The following is a summary of the Company’s investment in available for sale securities at December 31:

	December 31, 2010
		Fair Market	Unrealized Gain
Investment Summary	Cost	Value	(Loss)
Corporate bonds	$15,305,306	$15,305,306	$—
Government securities	4,008,333	4,008,333	—
Trilogy stock	32,703,742	46,724,812	14,021,070
Trilogy stock valuation allowance	(7,587,963)	(7,587,963)	—

	$44,429,418	$58,450,488	$14,021,070

	December 31, 2009

Corporate bonds	$236,449	$152,924	$(83,525)
Government securities	8,032,285	8,032,285	—
Stocks	21,622	—	(21,622)

	$8,290,356	$8,185,209	$(105,147)

Half of the Trilogy shares are held in escrow to be used to reimburse Trilogy for any losses that are incurred in audits conducted by Revenue Canada. A quarter of the shares will be released annually beginning in 2013. A valuation allowance has been recorded to reflect management’s estimate of the fair value of the securities that have not been earned pursuant to the Arrangement Agreement at the date the transaction closed (February 5, 2010).
An unrealized gain (loss) on investment securities during the years ended December 31, 2010 and 2009 was reported as a separate component of stockholders’ equity and consisted of the following:

	2010	2009
Unrealized holding gains (loss)	$14,021,070	$(105,147)
A summary of investment earnings recognized in income during the years ended December 31, 2010 and 2009 is as follows:

	2010	2009
Available for sale securities
Realized losses	$(8,822)	$—

Interest earned	303,971	63,008
Dividends earned	1,473,572	—

	$1,768,721	$63,008

360networks F-30

360networks Corporation
Notes to Consolidated Financial Statements
14 FINANCIAL INSTRUMENTS
Concentration of credit risk
The Company is subject to credit risks applicable to cash and cash equivalents, short-term investments, and accounts receivable. The Company limits its exposure to credit loss by placing its cash and cash equivalents and short-term investments with various financial institutions. The Company limits its exposure to concentrations of credit risk with respect to accounts receivable by performing ongoing evaluations of the credit quality of its customers, and obtains advance payments, collateral or guarantees as considered necessary.
Fair value of Assets
The Company measures certain assets at fair value based on generally accepted accounting principles.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The method employed by the company also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1 Quoted prices in active markets for identical assets or liabilities

Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities
Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Available for sale Securities
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include institutional money market funds, asset backed securities and stock in publicly traded entities. The following fair values are provided solely to comply with financial instrument disclosure requirements.
The fair values are based on quoted market prices.

	December 31, 2010		December 31, 2009
	Carrying value	Fair Value	Carrying value	Fair Value

Available for sale securities	$58,450,488	$58,450,488	$8,185,209	$8,185,209

360networks F-31

360networks Corporation
Notes to Consolidated Financial Statements
15 COMMITMENTS AND CONTINGENCIES
Operating leases, rights-of-way, and other periodic commitments
The Company has various operating leases relating to land, network assets, equipment and other assets. In addition to lease payments, certain of these leases also include payments for insurance, operating and maintenance, property taxes and other related costs. The Company also has entered into various agreements to secure the rights-of-way along its network routes. In general, most agreements have an option renewal clause stating that grantors cannot unjustly withhold their acceptance of a renewal. Other periodic commitments are primarily related to operating and maintenance services applicable to operating the Company’s fiber optic network.
Rental expenses, net of amounts capitalized under lease agreements were $5,565,751 for the year ended December 31, 2010 (for the year ended December 31, 2009 — $5,548,225).

Year ended December 31	2011	2012	2013	2014	2015

Future minimum payments

Lease and rights-of-way	$6,887,888	$6,547,835	$5,936,449	$5,558,535	$5,059,815

Other	2,985,379	3,000,556	3,036,706	3,073,854	3,112,030
Contingent liability-preference recoveries
Pursuant to the First Amended Joint Plan of Reorganization (the Plan) filed by 360networks (USA) inc. and certain affiliates (Debtors), between 2003 and 2008, Dreier LLP, counsel for the Official Committee of Unsecured Creditors (the Creditors), recovered approximately $74 million as a result of recovering preference payments that the Debtors had made to its creditors in the ninety days prior to its chapter 11 bankruptcy filing in 2001 (Preference Recoveries). Based on a formula in the Plan, the Preference Recoveries were then to be distributed to the Creditors (Creditor Distribution) and to the Company (Debtor Distribution). In addition, as part of a settlement with a third party creditor, an allowed unsecured claim in the Debtor’s own bankruptcy was assigned to the Company entitling it to a portion of the Creditor Distribution as well (the Claim Distribution). The Claim Distribution and Debtor Distribution were expected to total $17.4 million. Accordingly, on September 6, 2008, the Company requested and received a distribution of $4.5 million from the Preference Recoveries and then a second distribution of $11.9 million on November 17, 2008, leaving approximately $1 million yet to be distributed on its Claim Distribution. On or about December 3, 2008, the Company learned that the managing partner of Dreier LLP, Marc Dreier, had stolen approximately $38.6 million from the attorney escrow account which represented the balance of the Preference Recoveries that were to be distributed to the Creditors and the Company. Shortly thereafter, Dreier was arrested and plead guilty to a number of securities and wire fraud charges arising from his sale of approximately $670 million in fictitious securities. Subsequently, a postconfirmation representative was appointed to represent the Creditors and investigate the $38.6 million stolen by Dreier and to pursue claims relating to those funds. The postconfirmation representative has stated that he is still considering the extent to which the distributions to the Company may be recovered for the benefit of the Creditors. In addition, Dreier LLC has filed bankruptcy and the trustee in that case may try to recover some or all of the distributions that were made to the Company. The Company believes that it has a variety of substantive legal defenses to any claims by the Creditor’s postconfirmation representative or the trustee of the Dreier LLC estate for the return of the $16.4 million in distributions previously received by the Company. The Company believes that the amount of the final recovery can not be reasonably estimated at this time and as a result, has deferred recognition of a portion of the income related to distributions.

360networks F-32

360networks Corporation
Notes to Consolidated Financial Statements
Litigation
The Company is a party to certain legal actions arising in the normal course of its business. The Company is neither involved in, nor threatened by, proceedings for which the Company believes it is not adequately insured or indemnified or which, if determined adversely, would have a material adverse effect on the financial position, results of operations, or cash flows.
The case styled 360networks Tennessee L.L.C., et. al. v. Illinois Central Railroad Company pending in the United States District Court for the Northern District of Illinois was tried before a jury in the second week of June 2010. This case concerns responsibility for relocating 360networks’ fibers’ on the Chicago-New Orleans route in the vicinity of certain specified wooden bridges being replaced by Illinois Central. The jury returned a verdict awarding Illinois Central damages in the amount of $232,996. In response to this verdict, 360networks filed a motion with the court seeking judgment as a matter of law, or in the alternative, a new trial. The court has delayed ruling on this motion while the Parties discuss settlement. These settlement discussions are ongoing.
16 SUBSEQUENT EVENTS
In relation to the theft of funds by Marc Dreier (see Note 15), on February 1, 2010, a complaint was filed by Steven Reisman, As Post Confirmation Representative of the Chapter 11 Estates of 360networks (USA) inc. against 360networks (USA) inc. seeking the return of $16.1 million (the Distribution) paid to 360networks (USA) inc. in November, 2008, by Dreier, LLP, counsel for the Official Committee of Unsecured Creditors (the Committee) from the Company’s Chapter 11 reorganization in 2001. The Committee is seeking the return of the Distribution based on various equitable theories so that it can be distributed pro-rata to all of the Company’s creditors and the Company, in which event, the Company would retain approximately $4 million, in addition to any other pro-rata distribution of recoveries by the Committee from other sources. The Parties are continuing to pursue settlement negotiations; however, if a settlement is not reached, motions for summary judgment and trial will occur in late July, 2011.
In addition, the Trustee in the Dreier LLC bankruptcy filed a complaint on October 18, 2010 against the Company demanding the return of $11.9 million based on those funds being paid to the Company within the 90 day preference period of the Dreier LLC bankruptcy filing. The Parties are continuing to pursue settlement negotiations; however, if a settlement is not reached, the Company believes it has a number of meritorious defenses to the Trustee’s demand.
360networks (USA)inc recognized other income of $3.02M in October as a results of these settlements.

360networks F-33